SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Total System Services, Inc.

(Name of Registrant as Specified In Its Charter)

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Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer
March 20, 2006
Dear Shareholder:
      You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 20, 2006, at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Enclosed with this Proxy Statement are your proxy card and the 2005 Annual Report.
      We hope that you will be able to be with us and let us give you a review of 2005. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.tsys.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2006 Annual Meeting on the website for reference after the meeting.
      Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.
      Thank you for helping us make 2005 a good year. We look forward to your continued support in 2006 and another good year.

Sincerely yours,

Philip W. Tomlinson

Total System Services, Inc.	•	Post Office Box 2506	•	Columbus, Georgia 31902-2506

TOTAL SYSTEM SERVICES, INC.®
NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m.
Thursday, April 20, 2006

PLACE	TSYS Riverfront Campus Auditorium

1600 First Avenue
Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To elect six directors to serve until the 2009 Annual Meeting of Shareholders.

(2) To fix the number of TSYS’ directors at 19.

(3) To approve the Synovus Financial Corp. Executive Cash Bonus Plan (TSYS is an 81% owned subsidiary of Synovus).

(4) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2006.

(5) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on February 14, 2006.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on the proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

G. Sanders Griffith, III
Secretary
Columbus, Georgia
March 20, 2006
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION
Purpose
      This Proxy Statement and the accompanying proxy card are being mailed to TSYS shareholders beginning on or about March 20, 2006. The TSYS Board of Directors is soliciting proxies to be used at the 2006 Annual Meeting of TSYS Shareholders which will be held on April 20, 2006, at 10:00 a.m., at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.
Who Can Vote
      You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 14, 2006. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.
Quorum and Shares Outstanding
      A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 14, 2006, 197,303,946 shares of TSYS stock were outstanding.
Columbus Bank and Trust Company
      Columbus Bank and Trust Company®(“CB&T”) owned individually 159,630,980 shares, or 81%, of the outstanding shares of TSYS stock on February 14, 2006. CB&T® is a wholly owned banking subsidiary of Synovus Financial Corp.®, a diversified financial services company.
Proxy Card
      The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you properly submit a proxy card but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies: (1) FOR the election of all of the director nominees; (2) FOR fixing the number of TSYS’ directors at 19; (3) FOR the Synovus Financial Corp. Executive Cash Bonus Plan; and (4) FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2006. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.
Voting of Shares
      Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.
      TSYS Dividend Reinvestment and Direct Stock Purchase Plan: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.
Required Votes
      Directors are elected by a plurality of the votes cast, which means the six nominees who receive the largest number of properly executed votes will be elected as directors. Each share of TSYS stock is entitled to one vote for each of six director nominees. Shares that are represented by proxies which are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.
      Pursuant to TSYS’ Articles of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the issued and outstanding shares of TSYS stock is required to fix the number of TSYS’ directors at 19.
      The affirmative vote of a majority of the votes cast is needed to approve the Synovus Financial Corp. Executive Cash Bonus Plan and to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2006.
      CB&T, the beneficial owner of 81% of the outstanding shares of TSYS stock, has indicated that it intends to vote FOR all proposals.
Tabulation of Votes
      Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters and, therefore, will have no effect on the vote to elect directors, approve the Synovus Financial Corp. Executive Cash Bonus Plan or ratify the appointment of KPMG as TSYS’ independent auditor. Because the proposal to fix the number of TSYS’ directors at 19 requires the affirmative vote of 80% of the issued and outstanding shares of TSYS stock, abstentions and broker non-votes will have the same effect as a vote against this proposal.
How You Can Vote
      You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
Revocation of Proxy
      If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Philosophy
      The business affairs of TSYS are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by TSYS’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that TSYS’ activities are conducted in a responsible and ethical manner. TSYS is committed to having sound corporate governance principles.
Independence
      The listing standards of the New York Stock Exchange provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with TSYS. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines and are attached to this Proxy Statement as Appendix A. The Board has determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the categorical standards of independence set by the Board as G. Wayne Clough has no relationships with TSYS (other than being a director and shareholder) and each of the other independent directors has only immaterial relationships with TSYS. TSYS’ Board has determined that the following directors are independent: Richard Y. Bradley, Kriss Cloninger III, G. Wayne Clough, Walter W. Driver, Jr., Sidney E. Harris, John P. Illges, III, Mason H. Lampton, W. Walter Miller, Jr., H. Lynn Page and Rebecca K. Yarbrough. Please see “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions” on page 26 which includes information with respect to immaterial relationships between TSYS and its independent directors. This information was considered by the Board in determining a director’s independence from TSYS under TSYS’ categorical standards of independence and NYSE listing standards.
      Although TSYS is a “controlled” company under the rules of the NYSE as a result of its 81% ownership by Synovus and CB&T, and as such is entitled to an exemption from the independence requirements for its Board and its Corporate Governance and Nominating Committee and Compensation Committee, TSYS is not currently taking advantage of this exemption.
Attendance at Meetings
      The Board of Directors held five meetings in 2005. All directors attended at least 75% of Board and committee meetings held during their tenure during 2005. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 94%. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All of TSYS’ directors who were serving at the time attended the 2005 Annual Meeting of Shareholders.
Committees of the Board
      TSYS’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com/ir/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees.

Corporate Governance
Executive	Audit	and Nominating	Compensation

James H. Blanchard, Chair Richard Y. Bradley G. Wayne Clough Mason H. Lampton H. Lynn Page Philip W. Tomlinson M. Troy Woods	H. Lynn Page, Chair Kriss Cloninger III Sidney E. Harris John P. Illges, III	Richard Y. Bradley, Chair W. Walter Miller, Jr. Rebecca K. Yarbrough	Mason H. Lampton, Chair G. Wayne Clough Walter W. Driver, Jr.
      Executive Committee.     TSYS’ Executive Committee held four meetings in 2005. During the intervals between meetings of TSYS’ Board of Directors, TSYS’ Executive Committee possesses and may exercise any and all of the powers of TSYS’ Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by TSYS’ Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.
      Audit Committee.     TSYS’ Audit Committee held nine meetings in 2005. Its Report begins on page 16. The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that at least one member, H. Lynn Page, is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The primary functions of TSYS’ Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.
      Corporate Governance and Nominating Committee.     TSYS’ Corporate Governance and Nominating Committee held four meetings in 2005. The primary functions of TSYS’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.
      Compensation Committee. TSYS’ Compensation Committee held six meetings in 2005. Its Report on Executive Compensation begins on page 22. The primary functions of TSYS’ Compensation Committee include:

•	Designing and overseeing TSYS’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of TSYS are eligible to participate; and

•	Performing an annual evaluation of the Chief Executive Officer.
Consideration of Director Candidates
      Shareholder Candidates. The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as TSYS’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed below and in accordance with TSYS’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 30.
      Director Qualifications. TSYS’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on TSYS’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, must not have reached the retirement age for TSYS directors and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to TSYS’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.
Identifying and Evaluating Nominees
      The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).
      The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.
Meetings of Non-Management and Independent Directors
      The non-management directors of TSYS meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. TSYS’ independent directors meet at least once a year. G. Wayne Clough, TSYS’ Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board
      TSYS’ Board provides a process for shareholders and other interested parties to communicate with the Board. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. Additional procedures by which shareholders and other interested parties can communicate with the Lead Director or with the non-management or independent directors individually or as a group are available in the Corporate Governance section of our website at www.tsys.com/ir/governance. TSYS’ process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.
Additional Information about Corporate Governance
      TSYS has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about TSYS, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access TSYS’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.tsys.com/ir/governance. Copies of these documents are also available in print upon written request to the Corporate Secretary, Total System Services, Inc., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901.
DIRECTOR COMPENSATION
AND STOCK OWNERSHIP GUIDELINES
Compensation
      Directors of TSYS receive the following compensation:

Annual retainer	$35,000
Annual committee member retainer (Compensation and Corporate Governance and Nominating)	$5,000
Annual committee member retainer (Audit and Executive)	$10,000
Annual committee chair retainer (Compensation and Corporate Governance and Nominating)	$5,000
Annual Audit Committee chair retainer	$10,000
Annual Lead Director retainer	$5,000
      Directors may elect to defer all or a portion of their cash compensation. Deferred amounts are deposited into one or more investment funds chosen by the director. All deferred fees are payable only in cash.
      Non-management directors also receive an annual award of 500 shares of restricted TSYS stock in the form of a grant from the TSYS 2002 Long-Term Incentive Plan which vests as to 100% after three years.

      The following table presents the compensation provided by TSYS to directors during 2005.
DIRECTOR COMPENSATION TABLE

							TSYS
						$ Value of	Contribution
				Annual	Total	Director	to Director
	Annual	Annual		Committee	Annual	Restricted	Stock
	Board	Committee		Chair	Cash	Stock	Purchase
Name	Retainer	Retainer		Retainer	Retainer	Awards(1)	Plan

James H. Blanchard	$35,000	$10,000		—	$45,000	—	—
Richard Y. Bradley	$35,000	$15,000		$5,000	$55,000	$11,960	—
Kriss Cloninger III	$35,000	$10,000		—	$45,000	$11,960	$5,000
G. Wayne Clough	$35,000	$15,000		$5,000 (2)	$55,000	$11,960	$10,000
Walter W. Driver, Jr.	$35,000	$5,000		—	$40,000	$11,960	$6,000
Gardiner W. Garrard, Jr.	$35,000	$10,000	(3)	—	$45,000	$11,960	$10,000
Sidney E. Harris	$35,000	$10,000		—	$45,000	$11,960	$2,500
John P. Illges, III	$35,000	$20,000	(4)	$10,000 (4)	$65,000	$11,960	—
Alfred W. Jones III	$35,000	—		—	$35,000	$11,960	$10,000
Mason H. Lampton	$35,000	$15,000		$5,000	$55,000	$11,960	—
W. Walter Miller, Jr.	$35,000	$5,000		—	$40,000	$11,960	—
H. Lynn Page	$35,000	$20,000	(4)	$10,000 (4)	$65,000	$11,960	—
Philip W. Tomlinson	$35,000	$10,000		—	$45,000	—	—
John T. Turner	$35,000	—		—	$35,000	$11,960	—
Richard W. Ussery	$35,000	$10,000		—	$45,000	$11,960	$10,000
M. Troy Woods	$35,000	$10,000		—	$45,000	—	—
James D. Yancey	$35,000	$10,000	(3)	—	$45,000	$11,960	$10,000
Rebecca K. Yarbrough	$35,000	$5,000		—	$40,000	$11,960	—

(1)	Market value of TSYS stock on the grant date, February 1, 2005.

(2)	Dr. Clough received $5,000 as an annual retainer for his position as Lead Director.

(3)	Mr. Garrard and Mr. Yancey each received $10,000 as non-voting advisory members of the Executive Committee.

(4)	Mr. Illges and Mr. Page each served as Chairman of the Audit Committee and as a member of the Executive Committee for a portion of the year.
     When traveling from out-of-town, members of the Board of Directors are also eligible for reimbursement of their travel expenses incurred in connection with attendance at Board and Committee meetings. These amounts are not included in the table above.
Director Stock Purchase Plan
      TSYS’ Director Stock Purchase Plan is a nontax-qualified, contributory stock purchase plan pursuant to which qualifying TSYS directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of TSYS stock purchased for their benefit under the Plan.
Consulting Services
      Effective June 30, 2005, TSYS and Richard W. Ussery, the former Chairman of the Board of TSYS, entered into a one-year Consulting Agreement in conjunction with Mr. Ussery’s retirement as an employee of TSYS. Under the Agreement, Mr. Ussery receives monthly payments of $26,526 and is also provided with 20 hours of personal use of corporate aircraft. TSYS also provided Mr. Ussery with an office and secretarial support during 2005 valued at approximately $33,500 subsequent to his retirement.
Stock Ownership Guidelines
      Under TSYS’ stock ownership guidelines for directors, all directors are required to accumulate over time shares of TSYS stock equal in value to at least three times the value of the annual retainer.
PROPOSALS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.
Number
      The Board of Directors of TSYS consists of 18 members, which is the number currently authorized by TSYS’ shareholders. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2008 Annual Meeting, the terms of office of the Class II directors expire at the 2006 Annual Meeting and the terms of office of the Class III directors expire at the 2007 Annual Meeting. Proxies cannot be voted at the 2006 Annual Meeting for a greater number of persons than the number of nominees named.
Nominees
      The following nominees have been selected by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders: James H. Blanchard, Richard Y. Bradley, Walter W. Driver, Jr., Gardiner W. Garrard, Jr., John P. Illges, III and W. Walter Miller, Jr., each to serve a three year term expiring at the 2009 Annual Meeting.
      The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.
Members of the Board of Directors
      Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.

			Year
		TSYS	First
		Director	Elected	Principal Occupation and Other
Name	Age	Classification	Director	Information

James H. Blanchard(1)	64	II	1982	Chairman of the Board, Synovus Financial Corp.; Chairman of the Executive Committee, Total System Services, Inc.; Director, Synovus Financial Corp. and BellSouth Corporation

Richard Y. Bradley	67	II	1991	Partner, Bradley & Hatcher (Law Firm); Director, Synovus Financial Corp.

			Year
		TSYS	First
		Director	Elected	Principal Occupation and Other
Name	Age	Classification	Director	Information

Kriss Cloninger III	58	I	2004	President and Chief Financial Officer, Aflac Incorporated (Insurance Holding Company); Director, Aflac Incorporated and Tupperware Brands Corporation

G. Wayne Clough(2)	64	I	2000	President, Georgia Institute of Technology

Walter W. Driver, Jr.(3)	60	II	2002	Chairman-Southeast, Goldman Sachs & Co. (Investment Banking and Securities)

Gardiner W. Garrard, Jr.	65	II	1982	President, The Jordan Company (Real Estate Development); Director, Synovus Financial Corp.

Sidney E. Harris(4)	56	III	1999	Professor, Georgia State University; Director, The ServiceMaster Company, Transamerica Investors, Inc. and STI Classic Funds

John P. Illges, III	71	II	1982	Senior Vice President and Financial Consultant, Retired, The Robinson-Humphrey Company, Inc. (Stockbroker); Director, Synovus Financial Corp.

Alfred W. Jones III	48	III	2001	Chairman of the Board and Chief Executive Officer, Sea Island Company (Real Estate Development and Management); Director, Synovus Financial Corp.

Mason H. Lampton(5)	58	III	1986	Chairman of the Board, Standard Concrete Products (Construction Materials Company); Director, Synovus Financial Corp.

W. Walter Miller, Jr.(6)	57	II	1993	Group Executive, Retired, Total System Services, Inc.

H. Lynn Page(6)	65	I	1982	Director, Synovus Financial Corp.

Philip W. Tomlinson(7)	59	I	1982	Chairman of the Board and Chief Executive Officer, Total System Services, Inc.

John T. Turner(6)	49	III	2003	Private Investor

			Year
		TSYS	First
		Director	Elected	Principal Occupation and Other
Name	Age	Classification	Director	Information

Richard W. Ussery(8)	58	I	1982	Chairman of the Board, Retired, Total System Services, Inc.

M. Troy Woods(9)	54	III	2003	President and Chief Operating Officer, Total System Services, Inc.

James D. Yancey(10)	64	III	1982	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, and Director, Synovus Financial Corp.

Rebecca K. Yarbrough	68	III	1999	Private Investor

(1)	James H. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. From 1982 until 1992, Mr. Blanchard served as Chairman of the Board of TSYS. Mr. Blanchard was elected Chairman of the Board of Synovus in July 2005. Prior to 2005, Mr. Blanchard served as Chief Executive Officer of Synovus.

(2)	G. Wayne Clough serves as Lead Director of the TSYS Board.

(3)	Walter W. Driver, Jr. has served as Chairman-Southeast of Goldman Sachs & Co. since January 2006. Prior to 2006, Mr. Driver served as Chairman of the law firm King & Spalding LLP.

(4)	Sidney E. Harris has served as a professor at Georgia State University since July 1997. From 1997 until 2004, Mr. Harris served as Dean of the J. Mack Robinson College of Business at Georgia State University.

(5)	Mason H. Lampton was elected Chairman of the Board of Standard Concrete Products in June 2005. Prior to 2005, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products.

(6)	W. Walter Miller, Jr. is the first cousin of H. Lynn Page and Mr. Miller’s spouse is the first cousin of John T. Turner.

(7)	Philip W. Tomlinson was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer of TSYS.

(8)	Richard W. Ussery retired as an executive employee of TSYS in June 2005 and served as a non-executive Chairman of the Board until January 2006. Mr. Ussery was elected Chairman of the Board in February 1992.

(9)	M. Troy Woods was elected President and Chief Operating Officer of TSYS in December 2003. From 1987 until 2003, Mr. Woods served in various capacities with TSYS, including Executive Vice President of TSYS.

(10)	James D. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T.

PROPOSAL 2: FIXING THE NUMBER OF TSYS DIRECTORS AT 19
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” FIXING THE NUMBER OF DIRECTORS AT 19.
      Our bylaws provide that the Board of Directors shall consist of a minimum of eight and a maximum of 60 members, the exact number within these limits to be fixed and determined from time to time by resolutions adopted by TSYS’ shareholders. In 1988, the number of members of the Board was fixed at a level of 18. The Board has determined that it is desirable to increase TSYS’ Board membership to a level of 19 members. Richard E. Anthony, President and Chief Executive Officer of Synovus, will be elected by the Board of TSYS to fill this newly created directorship. Mr. Anthony will not be appointed to serve a classified, three year term but will only serve as a director until the 2007 Annual Meeting. At the 2007 Annual Meeting, Mr. Anthony will stand before TSYS’ shareholders for election to a classified term of office as a director.

PROPOSAL 3: APPROVAL OF THE SYNOVUS FINANCIAL CORP.
EXECUTIVE CASH BONUS PLAN
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE SYNOVUS FINANCIAL CORP. EXECUTIVE CASH BONUS PLAN.
      TSYS’ executive compensation program will include short-term incentive bonus awards under the Synovus Financial Corp. Executive Cash Bonus Plan (the “Plan”). The purposes of the Plan are to reward selected executive officers for superior corporate performance and to attract and retain top quality executive officers. Subject to approval by TSYS’ shareholders, compensation paid pursuant to the Plan to TSYS’ officers is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as may be amended from time to time (“Section 162(m)”). The Plan is being submitted to shareholders for approval as required by Section 162(m).
      Eligibility and Participation.     The Chief Executive Officer and the four highest compensated officers of Synovus and any publicly-traded subsidiary of Synovus (including TSYS) are eligible to participate in the Plan. Approximately 10 employees are eligible to participate in the Plan. The Compensation Committee, as described below, has discretion to select participants from among eligible employees from year to year.
      Description of Awards Under the Plan.     Pursuant to the Plan, TSYS may award incentive bonus opportunities to participants. Each fiscal year, the Compensation Committee establishes, in writing, the performance goals applicable to the current and/or any succeeding fiscal year. The performance measures which are used to determine the amount of the incentive bonus award for each performance period are chosen from among the following for Synovus, any of its business segments and/or any of its business units, unless and until the Compensation Committee proposes a change in the measures for shareholder vote or applicable tax and/or other regulatory laws change to permit the Compensation Committee discretion to alter the performance measures without obtaining shareholder approval: (i) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (ii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS; (iii) productivity and expense control; (iv) stock price; (v) return on capital compared to cost of capital; (vi) net income; (vii) operating income; (viii) earnings per share and/or earnings per share growth; (ix) return on equity; (x) return on assets; (xi) nonperforming assets and/or loans as a percentage of total assets and/or loans; (xii) noninterest expense as a percentage of total expense; (xiii) loan charge-offs as a percentage of total loans; and (xiv) asset growth. Awards are determined based on the achievement of the preestablished performance goals and are awarded based on a percentage of a participant’s base salary.
      The Compensation Committee has no discretion to increase the amount of any award under the Plan but will retain the ability to eliminate or decrease an award otherwise payable to a participant. The Compensation Committee must certify, in writing, that the performance goals have been met before any payments to participants may be made. Payment of the incentive bonus award earned, if any, are made in cash, as soon as practicable after Compensation Committee approval or deferred pursuant to the provisions of the Synovus/ TSYS Deferred Compensation Plan.
      Termination of Employment.     Any participant not employed by Synovus or a publicly-traded subsidiary of Synovus on December 31 of any fiscal year will not be entitled to an award unless otherwise determined by the Compensation Committee.
      Maximum Amount Payable to Any Participant.     The maximum amount payable for each performance period under the Plan to any participant is $2 million.
      Amendment of the Plan.     The Board of Directors of Synovus may amend the Plan at any time, including amendments that increase the costs of the Plan and allocate benefits differently between persons and groups in the table below; provided, however, that no amendment can be made without shareholder approval that increases the maximum amount payable to any participant in excess of the limit set forth above.

      Duration of the Plan.     The Plan will remain in effect from the date it is approved by TSYS’ shareholders until the date it is terminated by the Board of Directors of Synovus. The Board of Directors of Synovus may terminate the Plan at any time.
      Administration.     The Plan will be administered by the Compensation Committee of the TSYS Board of Directors with respect to TSYS participants. The TSYS Compensation Committee will be comprised of two or more “outside” directors within the meaning of Section 162(m).
      Estimate of Benefits.     For the fiscal year 2005, only Messrs. Tomlinson and Woods would have been selected to participate in the Plan, while Messrs. Pruett, Tye and Lipham would have participated in the Synovus Incentive Bonus Plan. Because the amounts that will be paid pursuant to the Plan are not currently determinable, the following chart sets forth the amounts that would have been awarded for fiscal year 2005 if the Chief Executive Officer and the four other highest compensated officers of TSYS participated in the Plan.
NEW PLAN BENEFITS
SYNOVUS FINANCIAL CORP. EXECUTIVE CASH BONUS PLAN

Name and Position	Dollar Value($)

Philip W. Tomlinson
Chairman of the Board and Chief Executive Officer	$1,080,450
M. Troy Woods
President and Chief Operating Officer	742,000
William A. Pruett
Senior Executive Vice President	467,469
Kenneth L. Tye
Senior Executive Vice President and Chief Information Officer	435,225
James B. Lipham
Senior Executive Vice President and Chief Financial Officer	398,759
Executive Group	3,123,903
Non-Executive Director Group	-0-
Non-Executive Officer Employee Group	-0-

PROPOSAL 4: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.
      The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2006. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.
EXECUTIVE OFFICERS
        The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS

James H. Blanchard(1)	64	Chairman of the Executive Committee
Philip W. Tomlinson(1)	59	Chairman of the Board and Chief Executive Officer
M. Troy Woods(1)	54	President and Chief Operating Officer
James B. Lipham(2)	57	Senior Executive Vice President and Chief Financial Officer
William A. Pruett(3)	52	Senior Executive Vice President
Kenneth L. Tye(4)	53	Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III(5)	52	General Counsel and Secretary

(1)	As Messrs. Blanchard, Tomlinson and Woods are directors of TSYS, relevant information pertaining to their positions with TSYS is set forth under the caption “Members of the Board of Directors” on page 8.

(2)	James B. Lipham was elected as Senior Executive Vice President and Chief Financial Officer of TSYS in April 2004. From 1995 until 2004, Mr. Lipham served as Executive Vice President and Chief Financial Officer of TSYS. From 1984 until 1995, Mr. Lipham served in various financial capacities with Synovus and/or TSYS, including Senior Vice President and Treasurer.

(3)	William A. Pruett was elected as Senior Executive Vice President of TSYS in April 2004. From 1993 until 2004, Mr. Pruett served as Executive Vice President of TSYS. From 1976 until 1993, Mr. Pruett served in various capacities with CB&T and/or TSYS, including Senior Vice President.

(4)	Kenneth L. Tye was elected as Senior Executive Vice President and Chief Information Officer of TSYS in April 2004. From 1999 until 2004, Mr. Tye served as Executive Vice President and Chief Information Officer of TSYS. From 1971 until 1999, Mr. Tye served in various capacities with CB&T and/or TSYS, including Senior Vice President.

(5)	G. Sanders Griffith, III has served as General Counsel of TSYS since 1988 and was elected as Secretary of TSYS in June 1995. Mr. Griffith currently serves as Senior Executive Vice President, General Counsel and Secretary of Synovus and has held various positions with Synovus since 1988.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS
        The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table on page 18 and all directors and executive officers as a group as of December 31, 2005.

	Shares of TSYS	Shares of TSYS	Shares of TSYS
	Stock	Stock	Stock	Percentage of
	Beneficially	Beneficially	Beneficially	Total	Outstanding
	Owned with	Owned with	Owned with	Shares of	Shares of
	Sole Voting	Shared Voting	Sole Voting but	TSYS Stock	TSYS Stock
	And Investment	And Investment	No Investment	Beneficially	Beneficially
	Power as of	Power as of	Power as of	Owned as of	Owned as of
Name	12/31/05	12/31/05	12/31/05	12/31/05(1)	12/31/05

James H. Blanchard	669,569	360,480	—	1,030,049	1
Richard Y. Bradley	24,803	5,000	500	30,303	*
Kriss Cloninger III	657	—	500	1,157	*
G. Wayne Clough	5,575	—	500	6,075	*
Walter W. Driver, Jr.	2,914	—	500	3,414	*
Gardiner W. Garrard, Jr.	22,421	—	500	22,921	*
Sidney E. Harris	5,882	—	500	6,382	*
John P. Illges, III	104,589	81,750	500	186,839	*
Alfred W. Jones III	6,419	—	500	6,919	*
Mason H. Lampton	77,768	30,614	500	108,882	*
James B. Lipham	54,846	600	4,728	220,174	*
W. Walter Miller, Jr.	79,252	47,362 (2)	500	127,114	*
H. Lynn Page	316,623	131,146	500	448,269	*
William A. Pruett	137,635	—	5,446	177,781	*
Philip W. Tomlinson	560,849	39,864	73,913	1,094,626	1
John T. Turner	21,600	576,000	500	598,100	*
Kenneth L. Tye	33,006	32,500	4,810	70,316	*
Richard W. Ussery	541,061	66,000	—	927,061	*
M. Troy Woods	45,127	2,922	60,870	163,919	*
James D. Yancey	690,176	42,730	500	733,406	*
Rebecca K. Yarbrough	225,871	384,822 (3)	500	611,193	*
Directors and Executive Officers as a Group (22 persons)	3,629,331	1,801,790	173,501	6,594,322	3.3

*	Less than one percent of the outstanding shares of TSYS stock.

(1)	The totals shown for the following directors and executive officers of TSYS include the number of shares of TSYS stock that each individual, as of December 31, 2005, had the right to acquire within 60 days through the exercise of stock options:

Person	Number of Shares

James B. Lipham	160,000
William A. Pruett	34,700
Philip W. Tomlinson	420,000
Richard W. Ussery	320,000
M. Troy Woods	55,000

(2)	Includes 44,881 shares of TSYS stock held by a charitable foundation for which Mr. Miller’s spouse is among the trustees.

(3)	Includes 72,000 shares of TSYS stock held in a trust for which Mrs. Yarbrough is not the trustee. Mrs. Yarbrough disclaims beneficial ownership of such shares.
     For a detailed discussion of the beneficial ownership of Synovus stock by TSYS’ named executive officers and directors and by all directors and executive officers of TSYS as a group, see “Synovus Stock Ownership of Directors and Management” on page 28.

AUDIT COMMITTEE REPORT
        The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 4 and are more fully described in the Audit Committee charter adopted by the Board of Directors.
      One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.
      [In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP TSYS’ audited financial statements as of and for the year ended December 31, 2005;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.
      Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the Securities and Exchange Commission.]
The Audit Committee
H. Lynn Page, Chair
Kriss Cloninger III
Sidney E. Harris
John P. Illges, III

KPMG LLP Fees and Services
      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2005 and December 31, 2004 and fees billed for other services rendered by KPMG during those periods.

	2005	2004

Audit Fees(1)	$1,167,000	$991,000
Audit Related Fees(2)	1,226,000	1,251,000
Tax Fees(3)	355,000	273,000
All Other Fees	-0-	-0-

Total	$2,748,000	$2,515,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits, due diligence services related to business acquisitions and assurance related services associated with data center reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation ($88,000 in 2005) and tax consultation ($267,000 in 2005) services.
Policy on Audit Committee Pre-Approval
      The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of TSYS’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.
      The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.
      Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.
      The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of TSYS and for the other four most highly compensated executive officers of TSYS.

SUMMARY COMPENSATION TABLE

					Long-Term
	Annual Compensation				Compensation Awards

				Other		Securities	All
				Annual	Restricted	Underlying	Other
				Compensa-	Stock	Options/	Compensa-
Name and Principal Position(1)	Year	Salary(2)	Bonus	tion(3)	Award(s)(4)	SARs(5)	tion(6)

Philip W. Tomlinson	2005	$662,400	$1,080,450	-0-	$1,700,000	65,772	$241,080
Chairman of the Board and	2004	629,200	588,000	-0-	-0-	58,189	117,652
Chief Executive Officer	2003	536,488	249,244	-0-	-0-	-0-	104,297
M. Troy Woods	2005	469,000	742,000	-0-	1,400,010	22,371	164,800
President and Chief	2004	434,000	400,000	-0-	-0-	27,578	71,873
Operating Officer	2003	315,000	110,250	-0-	-0-	-0-	45,063
William A. Pruett	2005	361,250	467,469	-0-	125,258	14,010	119,010
Senior Executive	2004	334,000	233,800	-0-	-0-	27,578	66,280
Vice President	2003	315,000	110,250	-0-	-0-	-0-	45,179
Kenneth L. Tye	2005	336,000	435,225	-0-	110,630	12,374	108,500
Senior Executive	2004	295,000	206,500	-0-	-0-	23,490	58,951
Vice President and	2003	278,250	97,388	-0-	-0-	-0-	39,909
Chief Information Officer
James B. Lipham	2005	308,375	398,759	-0-	108,744	12,164	102,275
Senior Executive Vice	2004	290,000	203,000	-0-	-0-	23,047	57,477
President and Chief	2003	273,000	95,550	-0-	-0-	-0-	38,667
Financial Officer

(1)	Mr. Blanchard received no cash compensation from TSYS during 2003, 2004 or 2005, other than director compensation.

(2)	Amount consists of base salary and director fees for Messrs. Tomlinson and Woods.

(3)	Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

(4)	On January 20, 2005, 73,913 shares of restricted stock were granted to Mr. Tomlinson and 52,174 shares of restricted stock were granted to Mr. Woods, both of which grants have a performance-based vesting schedule. These restricted shares have seven 1-year performance periods (2005-2011) during which the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2005, Mr. Tomlinson held 73,913 shares of restricted stock with a value of $1,462,738, Mr. Woods held 60,870 shares of restricted stock with a value of $1,204,617, Mr. Pruett held 5,446 shares of restricted stock with a value of $107,776, Mr. Tye held 4,810 shares of restricted stock with a value of $95,190 and Mr. Lipham held 4,728 shares of restricted stock with a value of $95,526. Dividends are paid on all restricted shares.

(5)	Options granted in Synovus stock.

(6)	The 2005 amount consists of contributions or other allocations to defined contribution plans of $42,000 for each executive and allocations pursuant to defined contribution excess benefit agreements of $199,080, $122,800, $77,010, $66,500 and $60,275 for each of Messrs. Tomlinson, Woods, Pruett, Tye and Lipham, respectively.

Stock Option Exercises and Grants
      The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.
OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants

			% of Total
			Options			Potential Realized Value at
			SARs			Assumed Annual Rates of
	Options/		Granted to	Exercise		Stock Price Appreciation
	SARs		Employees	or Base		For Option Term
	Granted		in Fiscal	Price	Expiration
Name	(#)		Year	($/Share)	Date	5%($)	10%($)(1)

Philip W. Tomlinson	65,772	(2)	9.9%	$26.82	1/20/2015	$1,109,373	$2,811,370
M. Troy Woods	22,731	(2)	3.4	26.82	1/20/2015	377,331	956,230
William A. Pruett	14,010	(2)	2.1	26.82	1/20/2015	236,306	598,846
Kenneth L. Tye	12,374	(2)	1.9	26.82	1/20/2015	208,712	528,916
James B. Lipham	12,164	(2)	1.9	26.82	1/20/2015	205,170	519,940

(1)	The dollar gains under these columns result from calculations using the identified growth rates and are not intended to forecast future price appreciation of Synovus stock.

(2)	Options to purchase Synovus stock granted on January 21, 2005 at fair market value. Options become exercisable on January 21, 2008 and are transferable to family members.
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/ SAR VALUES

				Number of Securities			Value of
				Underlying Unexercised			Unexercised In-the-Money
				Options/SARs at FY-End			Options/SARs at FY-End
	Shares		Value	(#)			($)(1)
	Acquired on		Realized
Name	Exercise (#)		($)(1)	Exercisable		Unexercisable	Exercisable	Unexercisable

Philip W. Tomlinson	-0-		-0-	330,025	(2)	623,961	$1,831,521	$88,724
	-0-		-0-	420,000	(3)	-0-	2,780,400	-0-
M. Troy Woods	30,123	(2)	$260,112	97,228		449,949	400,821	40,378
	55,000	(3)	364,100	55,000		-0-	364,100	-0-
William A. Pruett	-0-		-0-	129,978	(2)	441,588	680,589	38,789
	-0-		-0-	34,700	(3)	-0-	229,714	-0-
Kenneth L. Tye	12,375	(2)	157,567	60,090		435,864	220,159	33,123
James B. Lipham	-0-		-0-	107,358	(2)	435,211	552,081	32,503
	-0-		-0-	160,000	(3)	-0-	1,059,200	-0-

(1)	Market value of underlying securities at exercise or year-end, minus the exercise or base price.

(2)	Options pertain to shares of Synovus stock.

(3)	Options pertain to shares of TSYS stock.
Change in Control Arrangements
      Long-Term Incentive Plans. Under the terms of the TSYS 2000 and 2002 Long-Term Incentive Plans and Synovus’ 1992, 1994, 2000 and 2002 Long-Term Incentive Plans, all awards become automatically vested in the event of a Change of Control, as defined below, unless otherwise determined by the Compensation Committee at grant. Awards under the Plans may include stock options, restricted stock, stock appreciation rights and performance awards. Messrs. Tomlinson, Woods, Pruett, Tye and Lipham each have received restricted stock and stock options under the Synovus/ TSYS Long-Term Incentive Plans.

      Change of Control Agreements. TSYS has entered into Change of Control Agreements with Messrs. Tomlinson, Woods, Pruett, Tye and Lipham, and certain other officers. In the event of a Change of Control, an executive would receive the following:

•	Three times the executive’s base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive’s current base salary);

•	Three years of medical, life, disability and other welfare benefits; and

•	A pro rata bonus through the date of termination for the separation year.
      In order to receive these benefits, an executive must be actually or constructively terminated within two years following a Change of Control.
      With respect to Synovus, a Change of Control under these agreements is defined as: (i) the acquisition of 20% or more of the “beneficial ownership” of Synovus’ outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of January 20, 2005, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members; or (iii) a merger, consolidation, reorganization or sale of Synovus’ assets unless the prior owners of Synovus own more than 60% of the new company, no person owns more than 20% of the new company, and two-thirds of the new company’s Board members are prior Board members of Synovus. With respect to TSYS, a Change of Control is generally defined the same as a Change of Control of Synovus, except that (a) a spin-off of TSYS stock to Synovus shareholders, and (b) any transaction in which Synovus continues to own more than 50% of the outstanding stock of TSYS are specifically excluded from the Change of Control definition. In the event an executive is impacted by the Internal Revenue Service excise tax that applies to certain Change of Control arrangements, and the Change of Control payments exceed the IRS cap by more than 110%, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control Agreements do not provide for any retirement benefits or perquisites.

STOCK PERFORMANCE GRAPH
        The following graph compares the yearly percentage change in cumulative shareholder return on TSYS stock with the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Systems Software Index for the last five fiscal years (assuming a $100 investment on December 31, 2000 and reinvestment of all dividends).
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG TSYS, THE S&P 500 INDEX
AND THE S&P SYSTEMS SOFTWARE INDEX

	2000	2001	2002	2003	2004	2005

TSYS	$100	$95	$61	$141	$110	$91

S&P 500	$100	$88	$69	$88	$98	$103

S&P SS	$100	$105	$79	$92	$100	$95

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
        The Compensation Committee of TSYS is responsible for the oversight and administration of the TSYS executive compensation program. The Committee’s charter reflects these responsibilities. To fulfill its responsibilities, the Committee meets at scheduled times during the year, and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the TSYS Board of Directors. Under its charter, the Committee has the authority to retain outside advisors to assist the Committee in fulfilling its responsibilities. In this regard, the Committee has directly engaged an outside compensation consultant to assist the Committee in its review of the compensation for TSYS’ executive officers.
Overall Compensation Philosophy
      The Committee’s overall compensation philosophy is that a substantial portion (though not necessarily a majority) of an executive’s compensation should be “at risk” and vary with the performance of TSYS (and, in some circumstances, Synovus). Both the short-term and long-term performance of TSYS (and Synovus) directly affect executive compensation — each executive’s annual bonus and retirement plan contributions vary with TSYS’ short-term performance and each executive’s long-term incentive awards vary with the long-term performance of TSYS (and Synovus). The Committee believes that the TSYS executive compensation program has a higher proportion of total compensation “at risk” based upon performance than the executive compensation programs at competitor companies. The Committee believes that its “at risk” philosophy effectively aligns the executive compensation program with the interests of shareholders.
Primary Components of Executive Compensation
      The primary components of the TSYS executive compensation program are:

•	Base Salary

•	Annual Bonus

•	Long-Term Incentives
      Each of these primary components is discussed below in detail.
      Base Salary. Base salary is an executive’s annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee to determine an executive’s base salary is a market comparison of comparable positions with companies engaged in business services with similar total revenues (“similar companies”), based upon the executive’s level of responsibility and experience. Base salaries are targeted in the median range of similar companies. In addition to market comparisons, internal equity and individual performance are also considered in determining an executive’s base salary. Based upon market comparisons, the Committee increased Mr. Tomlinson’s base salary in 2005, as well as the base salaries of TSYS’ other executive officers.
      Annual Bonus. The Committee currently awards annual bonuses under two different plans, the Synovus Executive Bonus Plan (which was approved by TSYS shareholders in 2001) and the Synovus Incentive Bonus Plan. The Committee selects the participants in each Plan from year to year. For 2005, the Committee selected Messrs. Tomlinson and Woods to participate in the Executive Bonus Plan while Messrs. Pruett, Tye and Lipham were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base earnings based on the achievement of performance goals that are established each year by the Committee. The performance goals are chosen by the Committee from variety of performance measurements. For 2005, the Committee established a payout matrix based on attainment of growth in diluted earnings per share goals for Mr. Tomlinson and Woods and TSYS’ other executive officers. The target percentage payouts under the Plans for 2005 were 100% for Messrs. Tomlinson and Woods and 70% for Messrs. Pruett, Tye and Lipham. TSYS’ financial performance and each executive’s individual performance can reduce the bonus awards determined by the attainment of the goals. TSYS exceeded its earnings per share growth goal for 2005. However, based upon a recommendation from management, the Committee exercised downward discretion and reduced the bonus awards by 25% based upon affordability and pending deconversions of TSYS clients. After exercising downward discretion, the Committee awarded Messrs. Tomlinson, Woods, Pruett, Tye and Lipham the bonus amounts as set forth in the Summary Compensation Table.
      Long-Term Incentives. The Committee has awarded long-term incentives in the form of stock options and restricted stock awards to executives. Because of the relatively low number of publicly traded shares of TSYS, the Committee has awarded Synovus stock options and restricted stock awards to TSYS executives, linking their compensation to the returns to Synovus and TSYS shareholders. Restricted stock awards are designed to create equity ownership and to focus executives on the long-term performance of TSYS and Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in TSYS and Synovus and to share in their capital appreciation. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus’ performance (stock price increases plus dividends) and how Synovus’ total shareholder return compares to the return of a peer group of companies. For the 2005 long-term incentive awards, total shareholder return and peer comparisons were measured during the 2002 to 2004 performance period. Based upon Synovus’ performance as measured by the payout matrix during the performance period, the Committee awarded Messrs. Tomlinson, Woods, Pruett, Tye and Lipham Synovus stock options of 65,772, 22,371, 14,010, 12,374 and 12,164 shares, respectively, and the Committee awarded Messrs. Woods, Pruett, Tye and Lipham TSYS restricted shares of 8,696, 5,446, 4,810, and 4,728 shares, respectively, which options and restricted shares vest on January 20, 2008. In addition, in order to reflect their promotion into new roles and their assumption of new responsibilities, the Committee granted Mr. Tomlinson and Mr. Woods performance-based restricted shares of 73,913 and 52,174 shares, respectively. These performance-based restricted shares have seven 1-year performance periods (2005-2011) during which the Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest.
      Stock Ownership Guidelines. The Committee has adopted Executive Stock Ownership Guidelines to align the interests of TSYS’ executive officers to that of TSYS’ shareholders. For the named executive officers, the Guideline is a number of shares equal to five (for Mr. Tomlinson), four (for Mr. Woods), or three (for Messrs. Pruett, Tye and Lipham) times the executive’s base salary as of January 1, 2006, divided by the average closing price of TSYS stock for the 2005 calendar year. The Guideline, which was initially effective January 1, 2004, is recalculated at the beginning of each calendar year. Executives have a five year grace period to fully achieve the Guideline, with an interim three year grace period to attain a specified percentage of the Guideline. Until the Guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. The Guidelines permit the development of an alternative ownership plan by the Chairman of the Board and Chairman of the Compensation Committee in the event of an executive’s severe financial hardship.
Other Compensation Components
      TSYS executives receive other benefits in addition to the components described above. Those benefits, which are described below, are retirement and health and welfare benefits, perquisites and change of control/severance agreements.
      Retirement Plans. TSYS participates in three qualified retirement benefit plans: the Synovus/ TSYS Money Purchase Pension Plan, the Synovus/ TSYS Profit Sharing Plan and the Synovus/ TSYS 401(k) Savings Plan (collectively the “Retirement Plans”). The Retirement Plans, which are designed to provide retirement income, are directly related to TSYS’ performance because, in addition to the annual 7% of compensation money purchase pension contribution, additional contributions can be made (up to a maximum of 14% of compensation), depending upon TSYS’ performance. For 2005, Mr. Tomlinson and TSYS’ other executive officers received a contribution of 7% of compensation under the Synovus/ TSYS Profit Sharing Plan and 6% of compensation under the Synovus/ TSYS 401(k) Savings Plan based upon TSYS’ performance. The Synovus/ TSYS Deferred Compensation Plan (“Deferred Plan”) is a non-qualified deferred compensation plan that replaces benefits lost under the qualified retirement plans due to legal limits. The Deferred Plan does not provide executives with an “above market” rate of return. Instead, executives’ deferred accounts under the Deferred Plan are invested among the investment alternatives offered under the Synovus/ TSYS 401(k) Savings Plan at the election of each executive.
      Health and Welfare Benefits.     Health and welfare benefits are designed to protect against catastrophic events, such as illness, disability and death. Executives generally receive the same health and welfare benefits offered to other TSYS team members. There were no premiums paid on split-dollar life insurance policies on behalf of Mr. Tomlinson or any executive officer during 2005 and, due to recent legislative changes, the Committee does not anticipate that there will be any split-dollar premiums paid in the future.
      Perquisites.     The Committee’s philosophy is that perquisites should be an extremely small portion of total compensation, although some perquisites are offered as a part of the executive compensation program in order to attract and retain executives. The perquisites provided to Mr. Tomlinson and TSYS executives during 2005 included an auto allowance, personal use of corporate aircraft, payment of club dues, and financial planning assistance. Valued on an incremental cost basis, the perquisites do not exceed the lesser of $50,000 or 10% of the annual salary and bonus for Mr. Tomlinson and the named executives.
      Change of Control/ Severance Arrangements.     With respect to severance arrangements, the Committee’s philosophy is that compensation should be earned while an executive is employed, and not after the executive has separated employment. The Committee has approved limited arrangements, however, when it deems appropriate under the circumstances. For example, the Committee has approved change of control arrangements for its executives. During 2004 and the beginning of 2005, the Committee reviewed the change of control arrangements and determined that certain provisions were not in line with the Committee’s philosophy or market practice. As a result, the Change of Control Agreements were amended at the beginning of 2005 to: (1) change the definition of a “change in control” from a merger in which less than two-thirds (2/3) of shareholders carryover to a merger in which less than sixty percent (60%) of shareholders carryover, (2) eliminate the ability of an executive to trigger benefits by voluntarily resigning during the 13th month following a change of control, (3) extend the time during which an executive can receive benefits under the agreement upon an involuntary termination without cause or a voluntary termination for good reason from one year to two years, and (4) provide that a gross-up for excise taxes only occurs if the total change of control payments exceed 110% of the applicable IRS cap.
      Section 162(m).     Internal Revenue Code Section 162(m) limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. When necessary to meet the requirements for deductibility under the Internal Revenue Code, a member of the Committee may abstain from voting on performance based compensation. For 2005, Messrs. Tomlinson and Woods would have been affected by this provision, but for the steps taken by the Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.
Total Compensation Review
      During 2005, the Committee reviewed all components of executive compensation for Mr. Tomlinson and TSYS’ other executive officers and concluded that the total compensation amounts (and, in the case of the change of control arrangements, the potential payout amounts) are reasonable and not excessive. In addition, a “tally sheet” for Mr. Tomlinson was prepared and reviewed by the Committee. The “tally sheet” added all of the components of Mr. Tomlinson’s compensation, including base salary, bonus, long-term incentive compensation, health and welfare benefits, retirement benefits and perquisites. The “tally sheet” also set forth the value of accumulated stock option and restricted stock gains with respect to both previous and outstanding equity grants. In addition, the “tally sheet” projected future salary and bonus amounts and the potential value of future stock option and restricted stock grants. The “tally sheet” also projected dollar amounts that would be payable to Mr. Tomlinson in the event of a change of control or under several potential severance scenarios. The Committee believes that the executive compensation program’s pay-for-performance philosophy has aligned executive pay at TSYS with the interests of TSYS shareholders.
The Compensation Committee
Mason H. Lampton, Chair
G. Wayne Clough
Walter W. Driver, Jr.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
        Mason H. Lampton, G. Wayne Clough and Walter W. Driver, Jr. served as members of TSYS’ Compensation Committee during 2005. No member of the Committee is a current or former officer or employee of TSYS or its subsidiaries. King & Spalding, a law firm located in Atlanta, Georgia, performed legal services on behalf of TSYS during 2005. The amount of fees paid to King & Spalding for legal services represents less than 1% of the firm’s 2005 gross revenues. Walter W. Driver, Jr. was Chairman of King & Spalding during 2005 but is no longer affiliated with the law firm. Mr. Driver did not personally provide any legal services to TSYS.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
        TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by CB&T and W.C.B. Air L.L.C. CB&T and W.C.B. Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. CB&T and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. TSYS paid CB&T $1,947,275 for its use of the aircraft during 2005, which was used by CB&T to satisfy its commitments under the Joint Ownership Agreement. The charges payable by TSYS to CB&T in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes. During 2005, TSYS also leased office space in Columbus, Georgia at fair market value from W.C. Bradley Co. for lease payments of $726,512. Also during 2005, W.C. Bradley Co. paid a subsidiary of TSYS $1,933,677 for various printing services. The charges for these services are comparable to charges between similarly situated unrelated third parties for similar services. James H. Blanchard, Chairman of the Executive Committee of TSYS, Chairman of the Board of Synovus and a director of CB&T, is a director of W.C. Bradley Co. James D. Yancey, a director of Synovus and TSYS and Chairman of the Board of CB&T, is a director of W.C. Bradley Co. John T. Turner, a director of W.C. Bradley Co., is a director of TSYS and CB&T. William B. Turner, Jr., John T. Turner’s brother, is an officer and director of W.C. Bradley Co. and is also a director of Synovus and CB&T. W. Walter Miller, Jr., a director of W.C. Bradley Co., is a director of TSYS.
      During 2005, TSYS paid $712,058 to Communicorp, Inc. for printing, marketing and promotional services. Communicorp, Inc. is a wholly owned subsidiary of Aflac Incorporated. Kriss Cloninger III, a director of TSYS, is President and Chief Financial Officer of Aflac Incorporated. The payments to Communicorp, Inc. by TSYS represent less than .01% of Aflac Incorporated’s 2005 gross revenues. The payments for these services are comparable to payments between similarly situated third parties for similar services.
      John Dale Hester, a son-in-law of Richard W. Ussery, a director of TSYS, was employed by TSYS as a senior director of sales and marketing during 2005. Mr. Hester received $164,864 in compensation during 2005. Mack Paul Daffin, Jr., a son-in-law of Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer of TSYS, was employed by TSYS as a senior director of distributed technology during 2005. Mr. Daffin received $148,351 in compensation during 2005. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a director of sales and marketing during 2005. Mr. Hunter received $121,594 in compensation during 2005. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS.
      For information about transactions with an entity that is an affiliate of Walter W. Driver, Jr., a director of TSYS, see “Compensation Committee Interlocks and Insider Participation” immediately above.

      For a description of certain transactions between TSYS and its affiliated companies, upon whose boards of directors certain of TSYS’ directors also serve, see “Electronic Payment Processing Services Provided to CB&T and Certain of Synovus’ Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus’ Subsidiaries” on page 29.
RELATIONSHIPS BETWEEN TSYS, SYNOVUS, CB&T
AND CERTAIN OF SYNOVUS’ SUBSIDIARIES
Beneficial Ownership of TSYS Stock by CB&T
      The following table sets forth the number of shares of TSYS stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of December 31, 2005.

	Shares of TSYS Stock		Percentage of Outstanding Shares of
	Beneficially Owned		TSYS Stock Beneficially Owned
Name and Address of Beneficial Owner	as of 12/31/05		as of 12/31/05

Columbus Bank and Trust Company	159,630,980	(1)(2)	81%
1148 Broadway Columbus, Georgia 31901

(1)	CB&T individually owns these shares.

(2)	As of December 31, 2005, Synovus Trust Company, N.A., a wholly owned trust company subsidiary of CB&T, and the other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held in various fiduciary or advisory capacities a total of 3,116,723 shares (1.6%) of TSYS stock. Of this total, Synovus Trust Company held 2,763,470 shares as to which it possessed sole voting power, 2,751,441 shares as to which it possessed sole investment power, 270,328 shares as to which it possessed shared voting power and 359,624 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held 5,658 shares as to which they possessed sole investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary, advisory, non-advisory and agency capacities.
     CB&T, by virtue of its individual ownership of 159,630,980 shares, or 81%, of the outstanding shares of TSYS stock on December 31, 2005 is able to, and intends to, elect a majority of TSYS’ Board of Directors. CB&T presently controls TSYS. Synovus presently controls CB&T.
Interlocking Directorates of TSYS, Synovus and CB&T
      Five of the eighteen members of and nominees to serve on TSYS’ Board of Directors also serve as members of the Boards of Directors of Synovus and CB&T. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., H. Lynn Page and James D. Yancey. John P. Illges, III, Alfred W. Jones III and Mason H. Lampton serve as directors of Synovus. John T. Turner serves as a director of CB&T.

Synovus Stock Ownership of Directors and Management
      The following table sets forth the number of shares of Synovus stock beneficially owned by TSYS’ directors, each executive officer named in the Summary Compensation Table on page 18 and all directors and executive officers as a group as of December 31, 2005.

		Shares of		Shares of
	Shares of	Synovus		Synovus
	Synovus	Stock		Stock
	Stock	Beneficially		Beneficially		Percentage of
	Beneficially	Owned		Owned		Outstanding
	Owned	with		with Sole	Total Shares	Shares of
	with Sole	Shared		Voting but	of Synovus	Synovus
	Voting and	Voting and		No	Stock	Stock
	Investment	Investment		Investment	Beneficially	Beneficially
	Power as of	Power as of		Power as of	Owned as of	Owned as of
Name	12/31/05	12/31/05		12/31/05	12/31/05(1)	12/31/05

James H. Blanchard	1,336,597	203,815		49,687	2,904,517	1.0
Richard Y. Bradley	23,124	84,887		500	108,511	*
Kriss Cloninger III	—	—		—	—	—
G. Wayne Clough	—	—		—	—	—
Walter W. Driver, Jr.	600	—		—	600	—
Gardiner W. Garrard, Jr.	204,147	793,682		500	998,329	*
Sidney E. Harris	—	—		—	—	—
John P. Illges, III	281,204	441,429		500	723,133	*
Alfred W. Jones III	10,079	—		500	10,579	*
Mason H. Lampton	97,020	178,981	(2)	500	276,501	*
James B. Lipham	7,945	—		—	138,350	*
W. Walter Miller, Jr.	36,135	3,470,354	(3)	—	3,522,022	1.0
H. Lynn Page	721,418	11,515		500	733,433	*
William A. Pruett	11,082	—		—	168,638	*
Philip W. Tomlinson	55,296	—		—	443,510	*
John T. Turner	456,808	2,872,795	(3)	—	3,329,603	1.0
Kenneth L. Tye	—	—		—	83,580	*
Richard W. Ussery	37,645	—		—	1,076,487	*
M. Troy Woods	1,190	—		—	125,996	*
James D. Yancey	1,189,632	88,532		500	2,759,826	1.0
Rebecca K. Yarbrough	47,441	12,273		—	59,714	*
Directors and Executive Officers as a Group (22 persons)	4,718,133	5,302,346		89,725	15,053,908	4.7

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown for the following directors and executive officers of TSYS include the number of shares of Synovus stock that each individual, as of December 31, 2005, had the right to acquire within 60 days through the exercise of stock options:

Number
of
Person	Shares

James H. Blanchard	1,314,418
James B. Lipham	130,405
W. Walter Miller, Jr.	15,533
William A. Pruett	157,556
Philip W. Tomlinson	388,214
Kenneth L. Tye	83,580
Richard W. Ussery	1,038,842
M. Troy Woods	124,806
James D. Yancey	1,481,162

In addition, the other executive officers of TSYS had rights to acquire an aggregate of 209,188 shares of Synovus stock within 60 days through the exercise of stock options.

(2)	Includes 176,187 shares of Synovus stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

(3)	Includes 2,859,341 shares of Synovus stock held by a charitable foundation of which Mr. Miller’s spouse and Mr. Turner are among the trustees.
Electronic Payment Processing Services Provided to CB&T and Certain of Synovus’ Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus’ Subsidiaries
      The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.
      During 2005, TSYS provided electronic payment processing services to CB&T and certain of Synovus’ other banking subsidiaries. During 2005, TSYS derived $4,996,055 in revenues from CB&T and certain of Synovus’ other banking subsidiaries for the performance of electronic payment processing services and $6,074,717 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services.
      TSYS and Synovus are parties to Lease Agreements pursuant to which Synovus leased from TSYS office space for lease payments aggregating $945,382 during 2005.
      TSYS and Synovus are parties to Management Agreements pursuant to which Synovus provides certain management services to TSYS. During 2005, these services included human resource services, maintenance services, security services, communications services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus’ officers and financial services. As compensation for management services provided during 2005, TSYS paid Synovus aggregate management fees of $8,131,427. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.
      During 2005, Synovus Trust Company served as Trustee of various employee benefit plans of TSYS. During 2005, TSYS paid Synovus Trust Company trustee’s fees under these plans of $563,074. Also during 2005, Synovus Investment Advisors, Inc., a subsidiary of Synovus, provided advisory services to various employee benefit plans of TSYS for advisory fees of $28,453.
      During 2005, CB&T paid TSYS Total Debt Management, Inc., a subsidiary of TSYS, $324,000 for debt collection services.
      During 2005, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Synovus, CB&T and two of Synovus’ other subsidiaries were parties to Lease Agreements pursuant to which Synovus, CB&T and two of Synovus’ other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $9,540.
      During 2005, Synovus and CB&T paid TSYS an aggregate of $1,563,962 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS.
      During 2005, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $607,880 for printing services.
      During 2005, CB&T leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from CB&T during 2005 for lease payments of $101,592. Also during 2005, TSYS and its subsidiaries were paid $2,827,759 of interest by CB&T and certain of Synovus’ other banking subsidiaries in connection with deposit accounts with, and commercial paper purchased from, CB&T and certain of Synovus’ other banking subsidiaries. Furthermore, during 2005 TSYS paid CB&T and certain of Synovus’ other banking subsidiaries fees of $104,831 for the provision of other banking services and $37,215 of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
        Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish TSYS with copies of all Section 16(a) forms they file.
      To TSYS’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
SHAREHOLDER PROPOSALS AND NOMINATIONS
        In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2007 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 20, 2006. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
Total System Services, Inc.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
      For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 20, 2006 and not later than February 3, 2007. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.
      The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION
Financial Information
      Detailed financial information for TSYS and its subsidiaries for its 2005 fiscal year is included in TSYS’ 2005 Annual Report that is being mailed to TSYS’ shareholders together with this Proxy Statement.
Solicitation of Proxies
      TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.
Householding
      The Securities and Exchange Commission has adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS is not householding proxy materials for its shareholders of record in connection with its 2006 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of TSYS stock through a broker or bank that has determined to household proxy materials:

•	Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact TSYS by calling (706) 649-5220 or by writing Investor Relations Manager, Total System Services, Inc., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the annual report and proxy statement for the 2006 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.
      The above Notice of Annual Meeting and Proxy Statement are sent by order of the TSYS Board of Directors.

Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer
March 20, 2006

APPENDIX A
TOTAL SYSTEM SERVICES, INC.
DIRECTOR INDEPENDENCE STANDARDS
       The following independence standards have been approved by the Board of Directors and are included within TSYS’ Corporate Governance Guidelines.
      A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
      The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

A-1

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•	The director received less than $100,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) no event of default has occurred under any extension of credit from an affiliate of the Company.
      For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.
      For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
      For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

SYNOVUS FINANCIAL CORP.
EXECUTIVE CASH BONUS PLAN
ARTICLE I
OBJECTIVE OF THE PLAN
      The purposes of this Synovus Financial Corp. Executive Cash Bonus Plan (“Plan”) are to reward selected officers of Synovus Financial Corp. (the “Company”) and certain of its subsidiaries (“Subsidiaries”) for superior corporate performance measured by achievement of financial performance and strategic corporate objectives and to attract and retain top quality executives.
ARTICLE II
PLAN ADMINISTRATION
      This Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”); provided, however, that with respect to matters involving employees of any publicly-traded Subsidiary of the Company, the “Committee” shall be the compensation committee of such publicly-traded Subsidiary. The Committee (and the compensation committee of any publicly-traded Subsidiary of the Company) shall be composed of two or more outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).
ARTICLE III
PARTICIPANTS
      Participation is limited to the Chief Executive Officer and the four highest compensated officers of the Company and any publicly-traded Subsidiary of the Company as selected from year-to-year by the members of the Committee (“Participants”).
ARTICLE IV
PERFORMANCE OBJECTIVES
      Each fiscal year, the Committee shall establish

(i)	performance objectives for such and/or the succeeding fiscal year for the Company, any Subsidiary, or any business segment or business unit of the Company or any Subsidiary, based upon such criteria as may be from time to time considered by the Committee, which criteria may include, not to the exclusion of other criteria, criteria that has been approved by the shareholders of the Company or the shareholders of any publicly-traded Subsidiary of the Company; and

(ii)	a system which equates the attainment of various performance objectives by the Company and Subsidiaries for such and/or the succeeding fiscal year into various percentages of the base salaries of eligible officers of the Company and Subsidiaries for such and/or the succeeding fiscal year which may be awarded to such Employees who are selected to be Participants in the Plan as bonuses.
      The maximum award under this Plan to any participant for any performance period shall be $2,000,000.
ARTICLE V
AWARD OF BONUSES
      As soon as practicable after each fiscal year for which performance objectives have, pursuant to Article IV, been established, the Committee shall determine whether the Company and each Subsidiary attained the previously-established performance objectives. Assuming such performance objectives shall be attained, the Committee shall determine, in its sole and exclusive discretion, whether any bonuses shall be awarded for such fiscal year. In determining the amount of bonuses to be awarded under the Plan, the Committee shall have the right to exercise negative discretion or decrease an award otherwise payable to a Participant, but the Committee shall have no discretion to increase the amount of any award under the Plan. Such bonuses shall be awarded as soon as practicable thereafter and the officers who are determined to be entitled to receive such bonuses shall be promptly notified of the award thereof.
ARTICLE VI
DEFERRAL OF BONUSES
      Any bonus or any portion of any bonus awarded to a Participant may, at the election of such Participant, be deferred pursuant to the provisions of the Synovus Financial Corp./ Total System Services, Inc. Deferred Compensation Plan (“Deferred Plan”), as such Deferred Plan may be amended from time to time. All bonus amounts deferred under the Deferred Plan shall be paid in accordance with the distribution provisions of the Deferred Plan, as such provisions may be amended from time to time.
ARTICLE VII
NO ENTITLEMENT TO BONUS
      Participants are entitled to a distribution under this Plan only upon the approval of the award by the Committee and no Participant shall be entitled to a bonus under the Plan due to the attainment of performance objectives. In addition, any Participant not employed by the Company or a Subsidiary on December 31 of any fiscal year will not be entitled to a bonus unless otherwise determined by the Committee.
ARTICLE VIII
TERMINATION OF PLAN
      The Company Board of Directors may amend or terminate the Plan at any time and for any reason without prior notice.
ARTICLE IX
PARTICIPANT’S RIGHT OF ASSIGNABILITY
      Bonus amounts hereunder shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.
ARTICLE X
GOVERNING LAW
      The validity, construction, performance and effect of the Plan shall be governed by Georgia law.

PROXY	TOTAL SYSTEM SERVICES, INC.	PROXY

POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506
ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD APRIL 20, 2006
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS
      The undersigned shareholder of Total System Services, Inc., hereby appoints James B. Lipham and Dorenda K. Weaver as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 14, 2006 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 20th day of April, 2006, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present.
      The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgement. This Proxy is revocable at any time prior to its use.
      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
      IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
      Please mark, date and sign exactly as your name appears on the proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian, or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be signed by a duly authorized officer.
Address Change/ Comments (Mark the corresponding box on the reverse side)
• FOLD AND DETACH HERE •

Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

		For All		For All
		Nominees	Withhold	Except			FOR	AGAINST	ABSTAIN
1.	To elect the following individuals as directors to serve until the Annual Meeting of Shareholders in 2009:	☐	☐	☐	3.	To approve the Synovus Financial Corp. Executive Cash Bonus Plan (TSYS is an 81% subsidiary of Synovus).	☐	☐	☐
(01) James H. Blanchard (02) Richard Y. Bradley (03) Walter W. Driver, Jr. (04) Gardiner W. Garrard, Jr. (05) John P. Illges, III (06) W. Walter Miller, Jr.
							FOR	AGAINST	ABSTAIN
	Note: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s) in the list above.				4.	To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2006.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To fix the number of TSYS directors at 19.	☐	☐	☐		Choose MLINKsm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®
	The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.					at www.melloninvestor.com/isd where step- by-step instructions will prompt you through enrollment.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY.
Shareholder sign here                                                    Co-owner sign here                                                    Date

FOLD AND DETACH HERE
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/tss		Telephone 1-866-540-5760		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at http://annualreport.tsys.com/